Exhibit 9.01(a)(1)

HubPages, Inc.

Financial Statements

Years Ended December 31, 2017 and 2016

HubPages, Inc.

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Independent Auditor’s Report

Board of Directors

HubPages, Inc.

Oakland, California

We have audited the accompanying financial statements of HubPages, Inc., which comprise the balance sheets as of December 31, 2017 and 2016, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HubPages, Inc. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Seattle, Washington

March 8, 2018

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Financial Statements

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HubPages, Inc.

Balance Sheets

	As of December 31,
	2017	2016
ASSETS
Current assets:
Cash	$981,173	$992,893
Accounts receivable	1,086,939	545,370
Prepaid expenses and other current assets	77,117	102,885
Total current assets	2,145,229	1,641,148
Internal-use software, net	581,894	475,712
Total assets	$2,727,123	$2,116,860

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,814	$16,301
Accrued expenses	37,232	36,685
Accrued compensation	288,780	104,930
Accrued publisher fees	534,334	488,828
Total liabilities	871,160	646,744

Commitments and contingencies (Note 4)

Stockholders’ equity:
Series A Redeemable Convertible Preferred Stock, $0.0001 par value; 3,500,175 shares authorized, 0 and 3,500,175 shares issued and outstanding (liquidation preference of $0 and $2,000,000)	-	350
Series B Redeemable Convertible Preferred Stock, $0.0001 par value; 7,000,000 shares authorized, 4,572,137 and 6,773,536 shares issued and outstanding (liquidation preference of $4,049,999 and $5,999,998)	457	677
Common stock, $0.0001 par value; 20,000,000 shares authorized, 5,495,206 shares issued and outstanding	550	550
Additional paid-in capital	7,887,983	8,077,529
Accumulated deficit	(6,033,027)	(6,608,990)
Total stockholders’ equity	1,855,963	1,470,116
Total liabilities and stockholders’ equity	$2,727,123	$2,116,860

See accompanying notes to financial statements.

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HubPages, Inc.

Statements of Operations

	Year Ended December 31,
	2017	2016
Net sales	$4,904,759	$3,816,239

Operating expenses:
Service costs	2,920,215	2,279,602
Research and development	617,307	364,682
Selling, general and administrative	795,449	1,037,326
Total operating expenses	4,332,971	3,681,610
Operating income	571,788	134,629
Other income	4,175	818
Income before income taxes	575,963	135,447
Income tax expense	-	-
Net income	$575,963	$135,447

See accompanying notes to financial statements.

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HubPages, Inc.

Statements of Changes in Stockholders’ Equity

	Redeemable		Redeemable
	Convertible		Convertible
	Series A		Series B				Additional		Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, January 1, 2016	3,500,175	$350	6,773,536	$677	5,495,206	$550	$8,069,905	$(6,744,437)	$1,327,045
Stock-based compensation	-	-	-	-	-	-	7,624	-	7,624
Net income	-	-	-	-	-	-	-	135,447	135,447
Balance, December 31, 2016	3,500,175	350	6,773,536	677	5,495,206	550	8,077,529	(6,608,990)	1,470,116
Repurchase of preferred stock	(3,500,175)	(350)	(2,201,399)	(220)	-	-	(199,430)	-	(200,000)
Stock-based compensation	-	-	-	-	-	-	9,884	-	9,884
Net income	-	-	-	-	-	-	-	575,963	575,963
Balance, December 31, 2017	-	$-	4,572,137	$457	5,495,206	$550	$7,887,983	$(6,033,027)	$1,855,963

See accompanying notes to financial statements.

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HubPages, Inc.

Statements of Cash Flows

	Year Ended December 31,
	2017	2016
Operating activities:
Net income	$575,963	$135,447
Adjustments to reconcile net income to net cash from operating activities:
Amortization of internal-use software	403,336	335,437
Stock-based compensation expense	9,884	7,624
Bad debt expense	4,000	72,569
Loss on disposal of property and equipment	-	12,955
Changes in operating assets and liabilities:
Accounts receivable	(545,569)	(160,484)
Prepaid expenses and other assets	25,768	28,081
Accounts payable	(5,487)	3,792
Accrued expenses	547	(15,087)
Accrued compensation	183,850	87,377
Accrued publisher fees	45,506	85,679
Net cash provided by operating activities	697,798	593,390

Investing activities:
Website development costs	(509,518)	(381,164)
Net cash used in investing activities	(509,518)	(381,164)

Financing activities:
Repurchase of preferred stock	(200,000)	-
Net cash used in financing activities	(200,000)	-

Net increase (decrease) in cash	(11,720)	212,226

Cash, beginning of year	992,893	780,667
Cash, end of year	$981,173	$992,893

See accompanying notes to financial statements.

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HubPages, Inc.

Notes to Financial Statements

 1. Organization

HubPages, Inc. (the “Company”) is incorporated in Delaware and has its principal offices located in Oakland, California. The Company is a digital media company that operates a network of 27 premium content channels that act as an open community for writers, explorers, knowledge seekers and conversation starters to connect in an interactive and informative online space.

Certain Significant Risks and Uncertainties

The Company continues to be subject to the risks and challenges associated with other companies at a similar stage of development, including dependence on key individuals, successful development and marketing of its products and services, competition from substitute products and services, and larger companies which have greater financial resources, technical management, marketing resources, and the ability to secure adequate financing to support future growth.

2. Summary of Significant Accounting Policies

Basis of Accounting and Presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used in accounting for, among other things, the allowance for doubtful accounts, depreciation and amortization, the valuation allowance for deferred tax assets, and stock-based compensation.

The Company bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances at the time. Accordingly, actual results could differ from those estimates under different assumptions or conditions.

Concentrations of Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company’s cash balances are with federally insured banks and periodically exceed the current insured limits.

Accounts receivable from four customers comprised 83% of total accounts receivable as of December 31, 2017, and revenue from three customers represented 89% of total revenue for the year ended December 31, 2017. Accounts receivable from two customers comprised 92% of total accounts receivable as of December 31, 2016 and revenue from three customers represented 96% of total revenue for the year ended December 31, 2016.

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HubPages, Inc.

Notes to Financial Statements

Accounts Receivable

Accounts receivable are stated at amounts reported by advertising network partners and the Company receives payments based upon contractual payment terms. Generally, the Company collects accounts receivable within 60 days. The Company assesses its receivables for collectability and, if determined necessary, records an allowance for the amount of those receivables deemed to be uncollectible. The allowance for doubtful accounts was $0 at both December 31, 2017 and 2016.

Internal-Use Software

The Company develops software for internal use and incurs costs to develop its platform for delivery of services to its customers. Costs associated with the application development stage of internal-use software such as design and configuration, coding, installation, testing, and parallel processing are capitalized and amortized over the estimated useful life of the software, which are estimated to be three years. During the years ended December 31, 2017 and 2016, the Company capitalized $509,518 and $381,164, respectively, of internal-use software development costs, and recorded amortization expense associated with previously capitalized internal-use software costs in the amounts of $403,336 and $335,437, respectively.

The Company reviews its internal-use software whenever events or changes in circumstances indicate that the carrying amount of the internal-use software may not be fully recoverable. To determine recoverability of its internal-use software, the Company evaluates the probability that future estimated undiscounted cash flows will be less than the carrying amount of the assets. If such cash flows were more likely than not to be less than the carrying amount of the long-lived assets, the assets would be written down to their fair value. The Company’s estimate of anticipated cash flows and remaining estimated useful lives of internal-use software assets could be significantly reduced in the future, which could result in reductions in the carrying amount of internal-use software. No impairment existed in 2017 or 2016.

Revenue Recognition

The Company enters into contracts with advertising networks to serve display advertisements on the digital media pages associated with its various content channels. The Company recognizes revenue from advertisements when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed or determinable, delivery has occurred or services have been rendered, and collection is reasonably assured.

Revenue from advertisements is generated when advertisers buy advertisements, via real time bidding on a per-impression basis, on the Company’s digital media channels from ad networks the Company has contracted with to place such advertisements. The Company recognizes revenue upon the completion of an ad transaction, specifically, when an ad impression has been delivered to a consumer viewing a website and the impression is measured according to the terms of the contractual agreements.

The Company assesses whether fees are fixed or determinable based on the contractual terms of the arrangement and impressions delivered. Subsequent to the delivery of an impression the fees are generally not subject to adjustment or refund. Historically, any refunds and adjustments have not been material.

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HubPages, Inc.

Notes to Financial Statements

The Company considers itself to be the principal in its revenue transactions with the advertising networks. The Company records the gross amount of payments from its advertising network partners as revenue and records payments to its publishers as service costs, as described further below.

Service Costs

Under the terms of use with its publishers, the Company owes independent publisher partners an amount based on the number of advertising impressions and an internally generated per-impression amount, which is recorded as service costs in the same period in which the associated advertising revenue is recognized.

Advertising and Promotion Expense

The Company expenses the costs of its separate advertising and promotions when the costs are incurred. Advertising and promotion expense was $35,184 and $10,156 for the years ended December 31, 2017 and 2016, respectively.

Fair Value Measurements

Financial accounting standards define the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Accounting standards related to fair value measurements define a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The Company measures the fair value for all financial and nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring or nonrecurring basis, respectively. There were no nonfinancial assets or liabilities measured at fair value at December 31, 2017 or 2016. The Company has no assets or liabilities measured at fair value on a nonrecurring basis. The carrying amount of the Company’s financial instruments comprising of cash, accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short-term maturity of these instruments.

Income Taxes

Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company evaluates the realizability of its deferred tax assets by assessing its valuation allowance and by adjusting the amount of such allowance, if necessary. The factors used to assess the likelihood of realization include the Company’s forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets.

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HubPages, Inc.

Notes to Financial Statements

The Company recognizes the tax benefit from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The Company recognizes interest and penalties related to income tax matters in income tax expense.

The Company recognized no uncertain tax positions or any accrued interest and penalties associated with uncertain tax positions for any of the periods presented in the accompanying financial statements. The Company files tax returns in the U.S. Federal jurisdiction and the State of California. Generally, the Company is subject to examination by income tax authorities for three years from the filing of a tax return.

Stock-Based Compensation

The Company maintains a stock-based compensation plan whereby stock options have been granted for services performed by employees. The Company recognizes compensation expense related to the fair value of stock-based awards issued to its employees in its financial statements. The Company uses the Black-Scholes model to estimate the fair value of all stock-based awards on the date of grant. The Company recognizes the compensation expense for options on a straight-line basis over the requisite service period of the award.

Defined Contribution Retirement Plan

The Company sponsors a defined contribution 401(k) plan (the “Plan”) for all employees. The Plan allows Company employees to contribute up to 100% of their gross wages, not to exceed the Internal Revenue Service allowed maximum. The Company matches contributions equal to 4% of the amount of the salary reduction the participant elected to defer. The Company made matching contributions of $72,175 and $53,279 during the years ended December 31, 2017 and 2016, respectively.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers, as a new Topic, Accounting Standards Codification (“ASC”) 606. The new revenue recognition standard relates to revenue from contracts with customers, which, along with amendments issued in 2015 and 2016, will supersede nearly all current U.S. GAAP guidance on this topic and eliminate industry-specific guidance. The underlying principle is to use a five-step analysis of transactions to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Additionally, the new standard requires enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including revenue recognition policies to identify performance obligations, assets recognized from costs incurred to obtain and fulfill a contract, and significant judgments in measurement and recognition. For non-public entities, the amendment is effective for annual reporting periods beginning on or after December 15, 2018. Early adoption is permitted, but only for years beginning on or after December 15, 2017, which is the date on which the standard becomes effective for public companies. The Company is still evaluating the impact adoption of this standard will have on its financial position, results of operations, and cash flows.

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HubPages, Inc.

Notes to Financial Statements

On February 25, 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under its core principle, a lessee will recognize lease assets and liabilities on the balance sheet for all arrangements with terms longer than 12 months. Lessor accounting remains largely consistent with existing U.S. GAAP. For non-public entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is still evaluating the impact adoption of this standard will have on its financial position, results of operations, and cash flows.

3. Internal-Use Software

The balance of internal-use software consisted of the following as of December 31:

	2017	2016

Internal-use software	$1,751,978	$1,242,461
Less: accumulated amortization	(1,170,084)	(766,749)

Internal-use Software, net	$581,894	$475,712

4. Commitments and Contingencies

Operating Leases

The Company has an office lease through July 31, 2018 that calls for monthly lease payments of $11,000.

Rent expense for the years ended December 31, 2017 and 2016 was $122,474 and $76,670, respectively.

The future minimum rental payments required as of December 31, 2017 are $77,000, all due by July 31, 2018.

Contingencies

From time to time, the Company is involved in various legal matters relating to claims arising in the normal course of business. It is not possible to determine the ultimate liability, if any, in these matters at this time. In the opinion of management, such matters will not have a material adverse effect on the financial statements of the Company.

5. Income Taxes

The Company did not record a provision for income taxes during the years ended December 31, 2017 or 2016 as the Company’s taxable income for both years was fully offset by net operating loss carryforwards generated in previous years that reduced the Company’s taxable income to zero.

Total gross deferred tax assets as of December 31, 2017 and 2016 were approximately $2,190,000 and approximately $3,170,000, respectively. Total gross deferred tax liabilities as of December 31, 2017 and 2016 were approximately $520,000 and approximately $480,000, respectively. The most significant component of deferred tax assets are Federal and state net operating loss carryforwards. The Company files taxes under the cash method so significant components of both deferred tax assets and deferred tax liabilities also include adjustments to the cash basis for operating assets and liabilities. For the year ended December 31, 2017, approximately $720,000 of the decrease in the gross deferred tax assets was attributable to a change in the enacted federal corporate tax rate in the United States.

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HubPages, Inc.

Notes to Financial Statements

There were no unrecognized tax benefits as of December 31, 2017 or 2016.

As of December 31, 2017, the Company has remaining Federal and state of California net operating loss carryforwards of approximately $6,530,000 and $6,360,000, respectively. The Federal loss carryforward begins to expire in 2026 and the state carryforward begins to expire in 2021.

Under Section 382 and 383 of the Internal Revenue Code of 1986, as amended (“Section 382”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or tax credits to offset future taxable income. The Company has not performed a full study of potential ownership changes but does not believe there are limitations on the utilization of the Company’s net operating loss carryforwards under Section 382.

The Company has assessed its ability to realize its deferred tax assets as of December 31, 2017 and 2016. Despite the Company recording net income in both the years ended December 31, 2017 and 2016, based on a history of losses and uncertainties surrounding the Company’s ability to generate future taxable income to realize these deferred tax assets, the Company has determined it is more-likely-than-not that the net deferred tax assets are not fully realizable as of December 31, 2017 or 2016, and therefore a full valuation allowance has been recorded. The valuation allowance decreased by approximately $1,020,000 and approximately $60,000 during the years ended December 31, 2017 and 2016, respectively. The total valuation allowance was $1,670,000 and $2,690,000 at December 31, 2017 and 2016, respectively.

6. Stockholders’ Equity and Rights and Preferences

The total number of shares the Company has the authority to issue is 30,500,175, consisting of 20,000,000 shares of common stock, $0.0001 par value per share, and 10,500,175 shares of preferred stock, $0.0001 par value per share. The first series of preferred stock is designated “Series A Preferred Stock” and consists of 3,500,175 shares. The second series of preferred stock is designated “Series B Preferred Stock” and consists of 7,000,000 shares.

Common Stock

The Company has authorized 20,000,000 shares of voting $0.0001 par value common stock. Each holder of the common stock is entitled to one vote per common share. At its discretion, the Board of Directors may declare dividends on shares of common stock.

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HubPages, Inc.

Notes to Financial Statements

Redeemable Convertible Preferred Stock

As of December 31, 2017, the Company has authorized 3,500,175 shares of $0.001 par value Series A redeemable convertible preferred stock (“Series A Preferred Stock”) and 7,000,000 shares of $0.0001 par value Series B redeemable convertible preferred stock (“Series B Preferred Stock”).

Voting - Each holder of Series A Preferred Stock and Series B Preferred Stock is entitled to vote on all matters and is entitled to the number of votes equal to the number of votes that would be accorded to the number of shares of common stock into which such holder’s preferred stock would be converted.

Dividends - The holders of preferred stock are entitled to receive noncumulative dividends prior to and in preference to any dividends to common shareholders at a rate of $0.045712 per annum on each outstanding share of Series A Preferred Stock and $0.070864 on each outstanding share of Series B Preferred Stock, as and when declared by the Board of Directors. The dividend price per share is subject to adjustment for stock splits, stock dividends and reclassifications. No dividends have been declared to date.

Conversion – At the option of the holder, each share of Series A Preferred Stock and Series B Preferred Stock is convertible into common stock. In addition, shares of Series A Preferred Stock and Series B Preferred Stock would convert automatically into common stock upon a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933 with a pre-money valuation of the Company equal to at least $75,000,000 and which results in aggregate cash proceeds to the Company of at least $30,000,000 (before deduction of underwriting discounts and commissions) or upon the written consent or agreement of the holders of two-thirds of the then outstanding shares of preferred stock voting as a single class. The initial conversion price of the Series A Preferred Stock is $0.5714 per share and the initial conversion price of the Series B Preferred Stock is $0.8858 per share. The conversion ratio may be adjusted from time to time based on anti-dilution provisions included in the Company’s Articles of Incorporation.

Liquidation - In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to $0.5714 per share on shares of Series A Preferred Stock and $0.8858 per share on shares of Series B Preferred Stock, in each case plus declared but unpaid dividends. After this distribution, all assets shall be ratably distributed to the common and preferred shareholders until the holders of the Series A Preferred Stock and Series B Preferred Stock have received an aggregate of three times the original issue price per share, adjusted for stock splits, stock dividends, and reclassification, after which the holders of the common stock will receive all remaining proceeds.

Redemption – At any time after January 31, 2013 and upon the written election of at least two-thirds of the then outstanding shares of preferred stock voting as a single class that all of the shares of preferred stock be redeemed, the Company shall, to the extent it may lawfully do so, redeem such shares in three equal annual installments by paying cash equal to the original issue price per share for each share of preferred stock plus all declared but unpaid dividends on such shares. The conditional obligation that could require the Company to redeem the Preferred Stock in the future does not preclude classification as permanent equity. As a private entity, the Company elected not to present the Preferred Stock within temporary equity.

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HubPages, Inc.

Notes to Financial Statements

As of December 31, 2017, there were no shares of Series A Preferred Stock outstanding. During the year ended December 31, 2017, the Company repurchased 3,500,175 shares of Series A Preferred Stock and 2,201,399 shares of Series B Preferred Stock from an investor for cash consideration of $200,000.

7. Stock-Based Compensation

Effective July 18, 2006, the Company’s Board of Directors adopted the 2006 Stock Option Plan (the “2006 Plan”), which provided for the issuance of up to 8,490,962 shares of the Company’s common stock to employees, consultants, and non-employee directors of the Company. The term of each option shall be no more than ten years and options generally vest over a four-year period. As of December 31, 2017, options to purchase 7,663,220 shares under the Plan were issued and outstanding. At December 31, 2017, an aggregate of 332,536 shares remain available for future grants under the Company’s stock option plan.

The Company recognizes compensation expense related to the fair value of stock-based awards issued to its employees in its financial statements. The Company is required to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. The Company uses the Black-Scholes option-pricing model to value options. The Black-Scholes model requires the use of assumptions regarding the risk-free interest rate; the expected dividend yield; the weighted-average expected life of the option; and the expected volatility of the unit price.

The Company uses the federal treasury instrument rate on the date of grant as the risk-free interest rate. The expected dividend yield is based on the Company’s history and expectation of dividend payouts. The Company made certain assumptions regarding option exercise and employee termination behavior in order to estimate an expected life for each option grant. The expected life falls between the end of the vesting period or requisite service period and the contractual term for the option. Historical volatility is determined using prices for comparable companies’ common stock over the expected term of the option.

For the years ended December 31, 2017 and 2016, the Company’s total stock-based compensation expense was $9,884 and $7,624, respectively, and is recorded in operating expenses in the accompanying statements of operations.

The following schedule reflects the weighted-average assumptions included in this model as it relates to the valuation of options granted for the year ended December 31, 2017:

Expected dividends	0.0%
Expected term (years)	6.0 years
Expected volatility	52.0%
Risk-free rate	2.12%
Exercise price	$0.044
Grant date fair value of options granted	$0.044

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HubPages, Inc.

Notes to Financial Statements

Using the Black-Scholes methodology, the total value of options granted during the year ended December 31, 2017 was $141,761, to be recognized over the service period. There were no stock options granted during the year ended December 31, 2016.

The following table summarizes information about stock option activity:

	Outstanding Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term in Years

Balance, January 1, 2016	1,393,854	$0.120
Forfeited	(48,854)	$0.109

Balance, December 31, 2016	1,345,000	$0.120	4.59
Granted	6,318,220	$0.044

Balance, December 31, 2017	7,663,220	$0.057	9.05

Exercisable, December 31, 2017	3,218,256	$0.076	7.76

Nonvested, December 31, 2017	4,444,964	$0.044	9.99

As of December 31, 2017, there was $139,572 of total unrecognized compensation expense related to stock options granted which is expected to be recognized over a weighted-average period of 4.0 years.

8. Related Party Transactions

An officer of the Company and his family were paid $13,303 and $5,343 in the years ended December 31, 2017 and 2016, respectively, as publisher partners based on advertising impressions on websites hosting their independent content on the Company’s various channels.

9. Subsequent Events

The Company has evaluated subsequent events through March 8, 2018, which is the date the financial statements were available to be issued.

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